Exhibit 4.1

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of November 29, 2022 (the “Grant Date”) by and between Applied Energetics, Inc., a Delaware corporation (the “Company”) and Gregory J. Quarles (the “Grantee”).

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to grant Restricted Stock Units to its Chief Executive Officer as a bonus and incentive compensation for his services to be performed for the Company over the extended term of his Executive Employment Agreement (“Continuous Service”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 The Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 1,954,545 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement.

1.2 The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Restricted Stock Units is made in consideration of the Continuous Services to be rendered by the Grantee to the Company.

3. Vesting; Expiration.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Stock Units will vest upon the occurrence of both of the following events (the period during which restrictions apply, the “Restricted Period”):

(a) the Company receiving cumulative revenues in the amount of $5 million as a direct result of customer leads generated for the Company by Quarles and set forth in Exhibit C hereto; and

(b) the Company’s completion of an offering of its common stock, other than the offering pursuant to the Term Sheet, dated as of August 10, 2022, and amended as of November 7, 2022, with proceeds specified therein and sufficient to cover any tax withholding requirement imposed upon the Company pertaining to such RSUs.

Once vested, the Restricted Stock Units become “Vested Units.”

3.2 The foregoing vesting restriction notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3 The foregoing vesting requirements notwithstanding, upon the occurrence of a Change in Control, 100% of the unvested Restricted Stock Units shall vest as of the date of the Change in Control. For purposes of this Section 3.3, a Change in Control shall mean the sale or disposition of more than 50% of the voting stock of the Company; a merger, consolidation, share exchange or other reorganization that results in less than 50% of the voting stock remaining with the current owners; or a sale of all or substantially all of the assets of the Company.

3.4 This Agreement and the rights set forth herein shall expire with respect to any Restricted Stock Units remaining unvested upon the tenth anniversary hereof.

4. Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder; Dividend Equivalents.

5.1 The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).

5.3 The Grantee shall not be entitled to any dividend equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

6. Settlement of Restricted Stock Units.

6.1 Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to the Grantee.

6.2 To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units shall be forfeited. The Grantee has no right or interest in any Restricted Stock Units that are forfeited.

7. No Right to Continued Service. This Agreement shall not confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

8. Adjustments. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date, the maximum number of shares of Common Stock subject to this Agreement shall be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock to the extent necessary to preserve the economic intent hereof. Any adjustments made under this Section 8 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give the Grantee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

9. Tax Liability and Withholding.

9.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to this Agreement, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Board of Directors deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board of Directors may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment.

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the amount of tax required to be withheld by law.

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

9.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Legal Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing, via e-mail from a known e-mail address (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

16. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

17. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19. Acceptance. The Grantee hereby acknowledges receipt of a copy of this Agreement. The Grantee has read and understands the terms and provisions hereof and accepts the Restricted Stock Units subject to all of the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APPLIED ENERGETICS, INC.

By:	/s/ Bradford T. Adamczyk
Bradford T. Adamczyk, Executive Chairman

GRANTEE:

/s/ Gregory J. Quarles
Name: Gregory J. Quarles

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